LocatorX, Inc. 1-A

Exhibit 12

May 18, 2018

LocatorX, Inc.

10752 Deerwood Park Blvd., Suite 100

Jacksonville, Florida 32256

RE:       LocatorX, Inc., Offering Statement on Form 1-A

Gentlemen:

We have acted as special Florida corporate counsel to LocatorX, Inc., a Florida corporation (the “Company”), in connection with the filing of the Offering Statement (the “Offering Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) under Regulation A of the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Offering Statement relates to the proposed offering and sale of up to 3,571,428 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”).

In connection with the opinion expressed herein, we have exclusively examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion including, without limitation: (i) the Offering Statement; (ii) the Articles of Incorporation, as amended, as filed with the Secretary State of Florida as of the date of this opinion and the Bylaws of the Company in effect as of the date of this opinion; and (iii) certain resolutions adopted by the Board of Directors of the Company (either at meetings or by unanimous written consent) authorizing the issuance and sale of the Shares pursuant to the terms of the Offering Statement. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company. We have assumed that the representations of public officials and of officers and representatives of the Company are correct as to questions of fact. We have assumed that all certificates representing the Shares shall be properly executed by one or more of such officers of the Company.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, subject to the assumptions stated herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Offering Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Florida. We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Florida, and we do not express any opinion as to the effect of any other laws, state or federal, on the opinion stated herein, including federal securities laws and state blue sky securities law.

We hereby consent to the use of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to us under the caption “Legal Matters” in the Offering Circular included in the Offering Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Eavenson, Fraser, Lunsford & Ivan, PLLC